Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2009
– Annual Revenue of $484.5 Million and Operating Income of $21.7 Million –
– Free Cash Flow** of $64.8 Million, Up from $25.4 Million –
– Long-Term Debt Reduced by 20%, or $118.6 Million During 2009 –
          SIOUX FALLS, SD, February 18, 2010 – LodgeNet Interactive Corporation (Nasdaq:LNET) today reported annual 2009 revenue of $484.5 million compared to $533.9 million in 2008, and operating income of $21.7 million compared to an operating loss of $(5.1) million in 2008. The Company reported a net loss of $(10.2) million compared to a net loss of $(48.4) million for 2008. Net loss attributable to common stockholders was $(13.3) million or $(0.59) per share (basic and diluted) for 2009 compared to $(48.4) million or $(2.16) per share (basic and diluted) for 2008. LodgeNet also reported $64.8 million in free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for this year compared to $25.4 million in 2008.
          For the fourth quarter of 2009, revenue was $113.3 million compared to $121.4 million in the fourth quarter of 2008, and operating income was $4.6 million compared to an operating loss of $(11.1) million in the fourth quarter of 2008. The Company reported a net loss of $(5.9) million compared to a net loss of $(21.7) million for the fourth quarter of 2008. Net loss attributable to common stockholders was $(7.4) million or $(0.33) per share (basic and diluted) for the fourth quarter of 2009 compared to $(21.7) million or $(0.97) per share (basic and diluted) for the prior year period. LodgeNet also reported $18.5 million in free cash flow for the fourth quarter of this year compared to $15.5 million in the fourth quarter of 2008.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Twelve Months Ended December 31,
	2009	2008
Total revenue	$484,492	$533,879
Operating income (loss)	21,692	(5,071)
Net loss	(10,155)	(48,418)
Net loss attributable to common stockholders	(13,269)	(48,418)
Net loss per common share (1)	$(0.59)	$(2.16)
Adjusted Operating Cash Flow(2)	$124,328	$137,834
Average shares outstanding (basic and diluted)	22,439,325	22,372,475

	Three Months Ended December 31,
	2009	2008
Total revenue	$113,296	$121,425
Operating income (loss)	4,611	(11,140)
Net loss	(5,918)	(21,668)
Net loss attributable to common stockholders	(7,355)	(21,668)
Net loss per common share (1)	$(0.33)	$(0.97)
Adjusted Operating Cash Flow(2)	$28,016	$31,942
Average shares outstanding (basic and diluted)	22,461,455	22,298,046

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.

LodgeNet Q4 2009 Earnings 2-2-2-2
          “Despite the harsh economic environment, in 2009 we delivered remarkable improvements to our bottom line, generating a 155% increase in free cash flow and a 20% reduction in our long-term debt in the process,” said Scott C. Petersen, LodgeNet Chairman and CEO. “Our management team continues to proactively manage our business and execute on our strategic plan, including our diversified revenue growth and cost control initiatives. We remain focused on improving profitability and strengthening our balance sheet.”
Full Year 2009 Strategic Highlights Include:
•	Diversified Revenue Initiatives: revenue up 12% to $189 million — equaled 39% of total revenue for the year — related gross profit up 50%.

•	Operating Expenses: reduced 21% or $22.8 million.

•	Operating and General and Administrative reductions offset 66% of reduction in gross profit.

•	Income from Operations: improved five-fold to $21.7 million.

•	Adjusted Operating Cash Flow*: $124.3 million, down 10% from 2008.

•	Free Cash Flow**: increased 155% to $64.8 million.
Fourth Quarter 2009 Strategic Highlights Include:
•	Total Revenue: $113.3 million, compared to $121.4 million in 2008, in line with guidance

•	Diversified Revenue Initiatives: revenue up to $45.3 million — equaled 40% of total revenue for the quarter.

•	Income from Operations: swings to positive $4.6 million, compared to a loss of $(11.1) million in 2008.

•	Adjusted Operating Cash Flow*: $28.0 million, down from $31.9 million in 2008, in line with guidance.

•	Free Cash Flow**: increased to $18.5 million, compared to $15.5 million in 2008, exceeding guidance.
          “The management of our balance sheet remains a key priority and in 2009 we decreased our long-term debt by $119 million,” said Gary H. Ritondaro, LodgeNet’s Chief Financial Officer. “We significantly strengthened our capital structure in the past twelve months and while the fourth quarter is historically our softest quarter due to the holiday season, we reduced debt and our leverage ratio during the quarter, and ended the year with $17 million in cash. As a result of our debt reduction initiatives we remain within our debt and interest coverage leverage ratios and believe we are well positioned to continue maintaining compliance with our credit facility. Our operating and cost reduction efforts are ongoing and we are committed to prudently manage our balance sheet, with free cash flow being utilized for further debt reduction.”
          “We are strengthening our business model as we diversify our revenue streams, improve operating efficiencies, and continue the roll-out of our HD platform,” said Petersen. “The revenue we generated per installed HD room was up over 5% in fourth quarter, while the amount of capital we invested per HD room installed was down approximately 20%, making for a powerful combination. All of this will allow us to capitalize on improvements in the markets we serve as the economy recovers.”
RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2009 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2008
          Total revenue for 2009 was $484.5 million, a decrease of $49.4 million or 9.3%, compared to 2008. The decrease in revenue was primarily from Guest Entertainment, which was offset, in part, by an increase in revenue within Hotel Services, System Sales and Related Services, and Healthcare.
          Hospitality revenue, which includes Guest Entertainment, Hotel Services, and System Sales and Related Services, decreased $50.2 million or 9.7%, to $469.7 million for 2009 as compared to $519.9 million for 2008. Due to the softness in the travel economy, hotel occupancy declined by 8.8% during 2009 compared to last year. Average monthly Hospitality revenue per room was $21.42 for 2009, a decrease of 8.2% as compared to $23.33 per room in 2008.
          Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music and other interactive services delivered through the television, declined $69.2 million or 18.9%, to $295.8 million in 2009 versus 2008. Impacted by the decline in occupancy and a conservative consumer buying pattern, average monthly Guest Entertainment revenue per room decreased 17.6% to $13.49 for 2009 compared to $16.38 for 2008. Average monthly movie revenue per room was $12.66 for 2009, a 16.7% reduction as compared to $15.20 per room in the prior year.

LodgeNet Q4 2009 Earnings 3-3-3-3
          Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $10.0 million or 8.3%, to $131.2 million in 2009 versus $121.2 million for 2008. On a per-room basis, monthly Hotel Services revenue for 2009 increased 9.9% to $5.98 compared to $5.44 for 2008. Monthly television programming revenue per room increased 11.5% to $5.45 for 2009 as compared to $4.89 for 2008. This increase resulted primarily from the continued installation of high definition television systems and related TV programming services. Recurring broadband Internet revenue per room was $0.51 for 2009 compared to $0.53 for 2008.
          System Sales and Related Services revenue, including sales of TV programming reception equipment, broadband Internet equipment, and other HDTV equipment and installation services to hotels, increased $8.9 million or 26.4%, to $42.7 million during 2009 compared to $33.8 million in 2008. During the year, we completed a large HDTV equipment conversion contract, which contributed $4.3 million of the increase. The remainder of the growth was derived from sales of equipment and professional services to hotels, offset by a decline in broadband equipment sales.
          Other Revenue, including the sale of interactive systems and services to Healthcare facilities and revenue from Advertising and Media Services, increased $0.8 million or 5.7%, to $14.7 million during 2009 compared to $13.9 million in 2008. Healthcare revenue increased by $1.8 million while Advertising and Media revenue decreased by $1.0 million, due to the softness in the economy and the general advertising market.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 5.1% or $14.8 million, to $274.9 million in 2009 as compared to $289.7 million in 2008. The decrease was primarily due to decreased commissions and royalties of $21.4 million, which vary with revenue, and a reduction in recurring connectivity and other Internet support costs of $5.1 million, as a result of our cost reduction initiatives. Partially offsetting the reductions were increases to TV programming costs of $6.3 million, which varies with the number of rooms served and type of services provided, and system and equipment cost of sales of $5.4 million. Total direct costs as a percentage of revenue were 56.7% this year as compared to 54.3% reported for 2008. The percentage increase resulted from a change in mix of products and services sold year over year, primarily from revenue generated by TV programming and system sales, which generally have a lower margin than Guest Entertainment revenues.
          System Operations expenses decreased $15.3 million or 26.4%, to $42.6 million in 2009 as compared to $57.9 million in 2008. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations, our labor expense reduction initiatives implemented during 2008 and 2009, lower system repair costs, lower property taxes, and fuel costs. As a percentage of revenue, System Operations expenses were 8.8% this year as compared to 10.8% in 2008. Per average installed room, System Operations expenses decreased 25.4% to $1.94 per room per month compared to $2.60 in the prior year.
          Selling, General and Administrative (SG&A) expenses decreased $7.5 million or 14.4%, to $44.5 million in the current year as compared to $52.0 million in 2008. This decrease was also derived from synergies related to the consolidation of duplicative SG&A functions from our acquisitions and our expense reduction initiatives implemented during 2008 and 2009. As a percentage of revenue, SG&A expenses were 9.2% in the current year as compared to 9.7% in 2008. SG&A expenses per average installed room decreased 13.2% to $2.03 as compared to $2.34 in 2008.
          Depreciation and amortization expenses decreased $23.8 million or 19.1% to $100.3 million in 2009 as compared to $124.1 million in 2008. The decline was due to certain assets becoming fully depreciated and the reduction in capital investments over the last two years. The current year’s depreciation and amortization expenses included $9.2 million of expense related to the amortization of acquired intangibles versus $11.5 million in 2008. As a percentage of revenue, total depreciation and amortization expenses were 20.7% in 2009 versus 23.3% in 2008.
          During 2009, we incurred restructuring costs of $0.6 million mainly related to our 2008-2009 reorganization initiatives compared to $5.0 million incurred in 2008. These expenses were primarily related to employee severance and the consolidation of our corporate facilities.
          As a result of factors previously described, operating income increased $26.8 million, to $21.7 million in 2009 as compared to an operating loss of $(5.1) million in 2008. Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries, was $124.3 million for 2009 as compared to $137.8 million in 2008.

LodgeNet Q4 2009 Earnings 4-4-4-4
          In 2009, we acquired $31.5 million of outstanding debt, as part of our debt reduction plan, at 70.5% of par value and recorded a gain on extinguishment of the debt of $9.3 million. The acquisition was made through a wholly-owned subsidiary as a permitted investment under our Credit Facility. In 2008, we acquired $2.9 million at 50.0% of par value and recorded a gain on the extinguishment of that debt of $1.4 million.
          Interest expense was $38.1 million for 2009 versus $42.6 million in 2008. The decrease resulted primarily from the change in weighted average long-term debt, which decreased to $532.9 million during 2009 from $616.8 million in 2008. The weighted average interest rate during 2009 was 7.15% versus 6.90% for 2008.
          Net loss for the year was $(10.2) million compared to a net loss of $(48.4) million for 2008. Net loss attributable to common stockholders was $(13.3) million for 2009, compared to a net loss of $(48.4) million in the prior year. Net loss per share attributable to common stockholders was $(0.59) for 2009 (basic and diluted) compared to $(2.16) (basic and diluted) in 2008.
          For 2009, cash provided by operating activities was $86.2 million as compared to $89.9 million in 2008. Cash used for property and equipment additions, including growth related capital, was $21.3 million. During the year, we made the required Term B quarterly payments totaling $5.8 million and also made additional payments totaling $85.3 million. We also used $1.7 million of cash for preferred stock dividends during 2009. For 2008, cash used for property and equipment additions, including growth-related capital, was $64.4 million. During 2008, we made the required Term B repayments of $6.3 million and made optional payments totaling $27.5 million against the Term B. We did not have preferred stock issued in 2008. The leverage ratio at the end of 2009, calculated on a consolidated debt basis, was 3.82 times versus the covenant of 4.00 times. The leverage ratio at the end of 2008, calculated on a consolidated debt basis, was 4.30 times. Our cash balance as of December 31, 2009 was $17.0 million.
          During the year, we continued with our proactive plan to moderate capital investment. For 2009, we installed 16,719 new rooms and converted 23,412 rooms to our HD and digital platforms as compared to 58,901 new rooms and 64,052 converted rooms during 2008. New HD installations comprised 15,259, or 91.3%, of new systems installed in the current year, as compared to 45,812, or 77.8%, of new rooms, in 2008. During the year, we also converted 23,131 rooms, or 98.8%, to HD as compared to 56,910, or 88.8%, of converted rooms in 2008. The average investment per newly-installed HD room decreased to $339 per room during 2009, from $398 per room during 2008. Factors contributing to the $59 decline included larger average room size for properties installed, lower component costs, and lower overhead costs. The average investment per converted HD room also decreased, by 24.7%, to $241 during 2009, compared to $320 in the 2008, due to the same general factors noted above.
RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2009 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2008
          Total revenue for the fourth quarter of 2009 was $113.3 million, a decrease of $8.1 million or 6.7%, compared to the same period of 2008. The decrease in revenue was primarily from Guest Entertainment services and System Sales and Related Services, which was offset, in part, by an increase in revenue from Hotel Services.
          Hospitality revenue, which includes Guest Entertainment, Hotel Services and System Sales and Related Services, decreased $8.5 million or 7.1%, to $109.5 million for the fourth quarter of 2009 as compared to $118.0 million for the prior year quarter. Average monthly Hospitality revenue per room was $20.32 for the fourth quarter of 2009, a decrease of 3.9% as compared to $21.14 per room in the fourth quarter of 2008.
          Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music and other services delivered through the television, declined $8.8 million or 11.4%, to $68.0 million in the fourth quarter of 2009 versus the fourth quarter of 2008. Impacted by the 3.9% decline in occupancy and continuing conservatism in consumer buying patterns, average monthly Guest Entertainment revenue per room decreased 8.3% to $12.61 for the fourth quarter of 2009 compared to $13.75 for the fourth quarter of 2008. The decline during the fourth quarter was less than the declines during the first, second and third quarters of 2009, which had decreases of 23.0%, 20.4% and 16.9%, respectively. Average monthly movie revenue per room was $11.83 for the fourth quarter of 2009, a 7.9% reduction as compared to $12.84 per room in the prior year quarter.

LodgeNet Q4 2009 Earnings 5-5-5-5
          Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $1.5 million or 5.0%, to $32.5 million in the fourth quarter of 2009 versus $31.0 million for the fourth quarter of 2008. On a per-room basis, monthly Hotel Services revenue for the fourth quarter of 2009 increased 8.6% to $6.03 compared to $5.55 for the fourth quarter of 2008. Monthly television programming revenue per room increased 9.7% to $5.52 for the fourth quarter of 2009 as compared to $5.03 for the fourth quarter of 2008. This increase resulted primarily from the continued installation of high definition television systems and related TV programming services. Recurring broadband Internet revenue per room was $0.49 for the fourth quarter of 2009 compared to $0.50 for the same period of 2008.
          System Sales and Related Services revenue, including sales of broadband Internet equipment, TV programming reception equipment, Internet conference services and HDTV installations services to hotels, decreased $1.2 million or 11.8%, to $9.0 million during the fourth quarter of 2009 compared to $10.2 million in the fourth quarter of 2008. The decrease in revenue was due to lower Broadband Internet equipment sales partially offset by an increase in TV programming system sales.
          Other Revenue, including the sale of interactive systems and services to Healthcare facilities and revenue from Advertising and Media Services, increased $0.3 million or 8.7%, to $3.8 million during 2009 compared to $3.5 million in 2008. Healthcare revenue increased $0.2 million while Advertising and Media revenue increased $0.1 million.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 4.2% or $2.8 million, to $63.8 million in the fourth quarter of 2009 as compared to $66.6 million in the fourth quarter of 2008. The decrease in total direct costs was primarily due to decreased commissions and royalties of $1.6 million, which vary with revenue, a reduction in recurring connectivity and other Internet support costs of $0.8 million, as a result of our cost reduction initiatives. Partially offsetting the reductions was an increase to incremental TV programming costs of $0.5 million, which vary with the number of rooms served and the services provided. Total direct costs as a percentage of revenue were 56.3% this quarter as compared to 54.8% reported for the fourth quarter of 2008. The percentage increase resulted from a change in the mix of products or services sold year over year, primarily from the increased percentage of revenue generated by TV programming service and related system sales, which generally have a lower margin than Guest Entertainment revenues.
          System Operations expenses decreased $2.3 million or 18.3%, to $10.4 million in the fourth quarter of 2009 as compared to $12.7 million in the fourth quarter of 2008. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations, our expense reduction initiatives implemented during 2008 and 2009, lower property tax and other facility expenses, and system repair costs. As a percentage of revenue, System Operations expenses were 9.2% this quarter as compared to 10.5% in the fourth quarter of 2008. Per average installed room, System Operations expenses decreased 15.4% to $1.93 per room per month compared to $2.28 in the prior year quarter.
          Selling, General and Administrative (SG&A) expenses increased $0.7 million or 7.1%, to $11.5 million in the current quarter as compared to $10.8 million in the fourth quarter of 2008. In 2008, we had a $1.5 million reduction due to the elimination of the annual bonus plan. As a percentage of revenue, SG&A expenses were 10.2% in the current quarter as compared to 8.9% in the fourth quarter of 2008. SG&A expenses per average installed room increased 10.9% to $2.14 as compared to $1.93 in the fourth quarter of 2008.
          Depreciation and amortization expenses decreased $6.7 million, or 22.8% to $22.7 million in the fourth quarter of 2009 as compared to $29.4 million in the fourth quarter of 2008. The decline was due to assets becoming fully depreciated and the reduction in capital investments over the last two years. The current quarter’s depreciation and amortization expenses included $2.2 million of expense related to the amortization of acquired intangibles versus $3.2 million in the fourth quarter of 2008. As a percentage of revenue, total depreciation and amortization expenses were 20.1% in the fourth quarter of 2009 versus 24.2% in the fourth quarter of 2008.
          For the fourth quarter of 2009, we also incurred restructuring costs of $0.3 million, compared to $1.9 million incurred in 2008. The restructuring expense was primarily related to employee severance.
          As a result of factors previously described, operating income increased $15.7 million, to $4.6 million in the fourth quarter of 2009 as compared to operating loss of $(11.1) million in the fourth quarter of 2008. Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries, was $28.0 million for the fourth quarter of 2009 as compared to $31.9 million in the fourth quarter of 2008.

LodgeNet Q4 2009 Earnings 6-6-6-6
          Interest expense was $8.9 million in the fourth quarter of 2009 versus $10.6 million in the fourth quarter of 2008. The decrease resulted primarily from the change in weighted average long-term debt, which decreased to $489.4 million during the fourth quarter of 2009 from $604.6 million in the fourth quarter of 2008. The weighted average interest rate during the fourth quarter of 2009 was 7.59% versus 6.98% for the fourth quarter 2008.
          Net loss for the quarter was $(5.9) million compared to a net loss of $(21.7) million for the fourth quarter of 2008. Net loss attributable to common stockholders was $(7.4) million for the fourth quarter of 2009, compared to a net loss of $(21.7) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.33) for the fourth quarter of 2009 (basic and diluted) compared to $(0.97) (basic and diluted) in the fourth quarter of 2008.
          For the fourth quarter of 2009, cash provided by operating activities was $24.4 million as compared to $26.5 million in the fourth quarter of 2008. Cash used for property and equipment additions, including growth related capital, was $5.9 million. In December, we made the required Term B quarterly payment of $1.3 million and also made an optional payment of $26.0 million. We also used $1.7 million of cash for preferred stock dividends in the fourth quarter of 2009. For the fourth quarter of 2008, cash used for property and equipment additions, including growth-related capital, was $11.0 million. During the fourth quarter of 2008, we made the required Term B repayment of $1.6 million and made an optional payment of $17.5 million against the Term B. We did not have preferred stock in the fourth quarter of 2008. The leverage ratio at the end of this quarter, calculated on a consolidated debt basis, was 3.82 times versus the covenant of 4.00 times. Cash as of December 31, 2009 was $17.0 million.
          During the fourth quarter of 2009, we continued with our plan to moderate capital investment. We installed 2,257 new rooms and converted 7,242 rooms to our HD and digital platforms in the fourth quarter of 2009 as compared to 15,073 new rooms and 14,782 converted rooms during the fourth quarter of 2008. New HD installations comprised 2,068, or 100% of new systems installed in the US during the current quarter as compared to 12,149, or 97.1% of new rooms in the fourth quarter of 2008. The average investment per newly-installed HD room decreased to $321 per room during the fourth quarter of 2009, from $375 per room during the fourth quarter of 2008. Factors contributing to the $54 decline included larger average room size for properties installed, lower component costs, and lower overhead costs. The average investment per converted HD room also decreased, by 28.4%, to $197 during the fourth quarter of 2009, compared to $275 in the fourth quarter of 2008, due to the same general factors noted above.
Outlook
          For the first quarter of 2010, LodgeNet expects to report revenue in the range of $116.0 million to $120.0 million. Adjusted Operating Cash Flow* in the first quarter of 2010 is expected to be in a range from $28.0 million to $31.0 million while Free Cash Flow**, less the preferred stock dividend, is anticipated to be in a range of $18.0 million to $19.0 million during the period. Additional guidance information for the first quarter of 2010 can be found in the Q4 2009 presentation slides, located under Company Presentations in the Investor Center section of the LodgeNet corporate website, www.lodgenet.com.

*	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.

**	Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.
The Company will also host a teleconference to discuss its results February 18, 2009, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

LodgeNet Q4 2009 Earnings 7-7-7-7
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, and free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks during our February 18 conference call, as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our first quarter 2010 guidance, including revenue, adjusted operating cash flow and free cash flow, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q4 2009 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$17,011	$10,800
Accounts receivable, net	51,706	63,620
Other current assets	9,189	9,107

Total current assets	77,906	83,527

Property and equipment, net	206,663	273,830
Debt issuance costs, net	6,005	9,117
Intangible assets, net	106,041	115,134
Goodwill	100,081	100,081
Other assets	11,658	8,097

Total assets	$508,354	$589,786

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$40,040	$44,291
Other current liability	—	1,446
Current maturities of long-term debt	6,101	7,597
Accrued expenses	19,137	23,870
Deferred revenue	17,531	17,168

Total current liabilities	82,809	94,372

Long-term debt	463,845	580,923
Other long-term liabilities	32,687	43,239

Total liabilities	579,341	718,534

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at December 31, 2009 (liquidation preference of $1,000 per share or $57,500,000 total); none issued or outstanding at December 31, 2008	1	—
Common stock, $.01 par value, 50,000,000 shares authorized; 22,537,664 and 22,664,164 shares outstanding at December 31, 2009 and December 31, 2008, respectively	226	227
Treasury stock, at cost: 0 and 180,000 shares at December 31, 2009 and December 31, 2008, respectively	—	(2,825)
Additional paid-in capital	379,222	329,740
Accumulated deficit	(426,211)	(416,056)
Accumulated other comprehensive loss	(24,225)	(39,834)

Total stockholders’ deficiency	(70,987)	(128,748)

Total liabilities and stockholders’ deficiency	$508,354	$589,786

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2009 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2009	2008	2007
Revenues:
Hospitality	$469,743	$519,922	$474,473
Other	14,749	13,957	11,115

Total revenues	484,492	533,879	485,588

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	264,081	278,776	245,609
Other	10,790	10,924	7,554
Operating expenses:
System operations	42,605	57,853	54,114
Selling, general and administrative	44,538	52,042	55,878
Depreciation and amortization	100,309	124,060	116,378
Impairment charge	—	11,212	—
Restructuring charge	603	5,047	11,158
Other operating income	(126)	(964)	(867)

Total direct costs and operating expenses	462,800	538,950	489,824

Income (loss) from operations	21,692	(5,071)	(4,236)

Other income and (expenses):
Interest expense	(38,092)	(42,551)	(40,950)
Gain on extinguishment of debt	9,292	1,446	—
Loss on early retirement of debt	(1,537)	(448)	(22,195)
Other (expense) income	(747)	(945)	1,526

Loss before income taxes	(9,392)	(47,569)	(65,855)
(Provision) benefit for income taxes	(763)	(849)	683

Net loss	(10,155)	(48,418)	(65,172)
Preferred stock dividends	(3,114)	—	—

Net loss attributable to common stockholders	$(13,269)	$(48,418)	$(65,172)

Net loss per common share (basic and diluted)	$(0.59)	$(2.16)	$(3.00)

Weighted average shares outstanding (basic and diluted)	22,439,325	22,372,475	21,758,066

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2009 Earnings 10-10-10-10
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Years Ended December 31,
	2009	2008	2007
Operating activities:
Net loss	$(10,155)	$(48,418)	$(65,172)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100,309	124,060	116,378
Gain on extinguishment of debt (non-cash)	(9,292)	(1,446)	—
Impairment charge	—	11,212	—
Loss on early retirement of debt	1,537	448	3,583
Share-based compensation	1,724	2,275	1,737
Gain due to insurance proceeds	—	(815)	—
Insurance proceeds related to business interruption	—	815	—
Other, net	588	576	188
Change in operating assets and liabilities:
Accounts receivable, net	12,385	9,030	(7,861)
Other current assets	1,173	2,030	(2,496)
Accounts payable	(5,713)	(5,454)	6,052
Accrued expenses and deferred revenue	(4,981)	(5,720)	8,332
Other	(1,403)	1,260	(1,872)

Net cash provided by operating activities	86,172	89,853	58,869

Investing activities:
Property and equipment additions	(21,341)	(64,407)	(79,097)
Acquisition of StayOnline, Inc.	—	—	(14,311)
Acquisition of THN (20% minority interest)	—	—	(5,000)
Acquisition of On Command Corporation, net of cash acquired	—	—	(335,517)
Other investing activities	—	—	651

Net cash used for investing activities	(21,341)	(64,407)	(433,274)

Financing activities:
Proceeds from long-term debt	—	—	625,000
Repayment of long-term debt	(91,109)	(33,760)	(271,241)
Payment of capital lease obligations	(1,437)	(1,365)	(1,712)
Borrowings on revolving credit facility	—	30,000	—
Repayments of revolving credit facility	—	(30,000)	—
Debt issuance costs	—	—	(12,738)
Purchase of long-term debt	(23,685)	—	—
Proceeds from investment in long-term debt	5,410	—	—
Contribution from minority interest holder to subsidiary	—	—	300
Purchase of treasury stock	—	(4,662)	(1,075)
Proceeds from issuance of common stock, net of offering costs	—	—	23,290
Proceeds from issuance of preferred stock, net of offering costs	53,696	—	—
Payment of dividends to preferred shareholders	(1,677)	—	—
Exercise of stock options	2	—	17,120
Change in other long-term liability	—	—	(2,225)

Net cash (used for) provided by financing activities	(58,800)	(39,787)	376,719

Effect of exchange rates on cash	180	(428)	460

Increase (decrease) in cash and cash equivalents	6,211	(14,769)	2,774
Cash and cash equivalents at beginning of period	10,800	25,569	22,795

Cash and cash equivalents at end of period	$17,011	$10,800	$25,569

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2009 Earnings 11-11-11-11
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2009	2008
Revenues:
Hospitality	$109,530	$117,959
Other	3,766	3,466

Total revenues	113,296	121,425

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	61,188	63,756
Other	2,590	2,801
Operating expenses:
System operations	10,410	12,739
Selling, general and administrative	11,524	10,757
Depreciation and amortization	22,719	29,412
Impairment charge	—	11,212
Restructuring charge	292	1,905
Other operating income	(38)	(17)

Total direct costs and operating expenses	108,685	132,565

Income (loss) from operations	4,611	(11,140)

Other income and (expenses):
Interest expense	(8,878)	(10,552)
Gain on extinguishment of debt	—	1,446
Loss on early retirement of debt	(314)	(293)
Other expense	(1,232)	(922)

Loss before income taxes	(5,813)	(21,461)
Provision for income taxes	(105)	(207)

Net loss	(5,918)	(21,668)
Preferred stock dividends	(1,437)	—

Net loss attributable to common stockholders	$(7,355)	$(21,668)

Net loss per common share (basic and diluted)	$(0.33)	$(0.97)

Weighted average shares outstanding (basic and diluted)	22,461,455	22,298,046

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2009 Earnings 12-12-12-12
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	4th Qtr ‘09	3rd Qtr ‘09	2nd Qtr ‘09	1st Qtr ‘09	4th Qtr ‘08
Room Base Statistics
Total Rooms Served (1)	1,909,323	1,934,229	1,956,562	1,973,472	1,977,015
Total Guest Entertainment Rooms (2)	1,779,979	1,807,933	1,827,636	1,849,304	1,866,353
Total HD Rooms (3)	231,588	221,633	210,262	199,290	191,491
Percent of Total Guest Entertainment Rooms	13.0%	12.3%	11.5%	10.8%	10.3%
Total Television Programming (FTG) Rooms (4)	1,087,860	1,095,719	1,104,660	1,106,833	1,105,754
Percent of Total Guest Entertainment Rooms	61.1%	60.6%	60.4%	59.9%	59.2%
Total Broadband Internet Rooms (5)	201,936	206,914	219,260	229,184	229,003
Percent of Total Rooms Served	10.6%	10.7%	11.2%	11.6%	11.6%

Revenue Per Room Statistics (per month)

Hospitality
Guest Entertainment	$12.61	$14.01	$13.60	$13.73	$13.75
Hotel Services	6.03	5.98	6.02	5.90	5.55
System Sales and Related Services	1.68	1.71	1.76	2.63	1.84

Total Hospitality	20.32	21.70	21.38	22.26	21.14
Other (Healthcare and Advertising Media)	0.70	0.52	0.74	0.73	0.62

Total Revenue Per Room	$21.02	$22.22	$22.12	$22.99	$21.76
Based on average Guest Entertainment rooms

Summary Operating Results (Dollar amounts in thousands)

Hospitality Revenue:
Guest Entertainment	$67,979	$76,369	$74,980	$76,488	$76,739
Hotel Services	32,515	32,617	33,200	32,889	30,970
System Sales and Related Services	9,036	9,312	9,693	14,664	10,250

Total Hospitality	109,530	118,298	117,873	124,041	117,959
Other Revenue (Healthcare and Advertising Media)	3,766	2,824	4,108	4,051	3,466

Total Revenue	$113,296	$121,122	$121,981	$128,092	$121,425
Adjusted Operating Cash Flow (6)	$28,016	$30,039	$31,669	$34,604	$31,942

Reconciliation of Adjusted Operating Cash Flow to Operating Income (Loss) (Dollar amounts in thousands)

Adjusted Operating Cash Flow	$28,016	$30,039	$31,669	$34,604	$31,942
Depreciation and Amortization	(20,483)	(21,992)	(24,022)	(24,638)	(26,247)
Amortization of Acquired Intangibles	(2,236)	(2,236)	(2,236)	(2,467)	(3,165)
Share Based Compensation	(394)	(389)	(670)	(271)	(540)
Impairment Charge	—	—	—	—	(11,212)
Restructuring Charge	(292)	(128)	(75)	(107)	(1,905)
Integration Expense	—	—	—	—	(13)

Operating Income (Loss)	$4,611	$5,294	$4,666	$7,121	$(11,140)

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms, of which 86% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.